Exhibit 10.14(a)

[ORBITZ LETTERHEAD]

April 30, 2004

VIA PERSONAL DELIVERY AND FAX

Jaynne Allison, Esq.
Acting Chief Operating Officer and General Counsel
Travelweb, LLC
2777 Stemmons Freeway, Suite 675
Dallas, TX 75207

  Re:
  Agreement between Travelweb, LLC, its successors and assigns ("TRAVELWEB") and ORBITZ, LLC, its successors and assigns ("ORBITZ")

Dear Jaynne:

        This letter agreement, together with the Exhibits attached hereto and incorporated by reference herein (collectively, this "Agreement"), sets forth the terms under which TRAVELWEB will provide ORBITZ with access to lodging accommodation inventory to display for sale on the ORBITZ web site. Defined terms have the meanings set forth in Exhibit A. The term of this Agreement shall commence on the date this Agreement is countersigned and dated by TRAVELWEB (the "Effective Date") and continue through December 31, 2005 (the "Term").

           I.  Provision of Services. TRAVELWEB will provide the Services to ORBITZ during the Term.

          II.  Termination for Change in Control. ORBITZ will have the right to terminate this Agreement upon thirty (30) days prior written notice to TRAVELWEB, if TRAVELWEB undergoes a Change in Control (provided that the right to terminate this Agreement shall expire if unexercised within 3 months of the closing of the Change in Control); provided, however, that ORBITZ will not have the right to terminate this Agreement if there is one Change in Control during the six-month period immediately following the Effective Date, and if such person or entity assuming control as a result of such Change in Control is a person or entity other than The Sabre Group or Interactive Corp., or any of their Affiliates (such person or entity assuming control of TRAVELWEB without giving rise to ORBITZ's right to terminate, a "Qualified Buyer").

        III.  Display of Travel Inventory. During the Term, ORBITZ will display for sale on the ORBITZ Web Site all Founder Chain Travel Inventory transmitted to ORBITZ via the Travel Inventory Datafeed in a good faith effort to sell such inventory (the "Founder Chain Obligation"). Subject to ORBITZ's obligations in the preceding sentences, TRAVELWEB acknowledges that ORBITZ has complete discretion with respect to the display of Accommodations on the ORBITZ Web Site. ORBITZ may display other Travel Inventory on the ORBITZ Web Site, but ORBITZ will have the right to work directly with hotel companies and hotels other than the Founder Chains for the provision of Accommodations on the ORBITZ Web Site.

         IV.  Transaction Fees. As compensation to ORBITZ for any Reservations made on the ORBITZ Web Site, TRAVELWEB agrees to pay ORBITZ transaction fees equal to (i) [***]% of the total Net Paid Bookings with respect to Transactions generated on or after the Effective Date through December 31, 2004 and (ii) [***]% of the total Net Paid Bookings with respect to Transactions generated on or after January 1, 2005 through December 31, 2005 (the "Transaction Fees").

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           V.  Inventory and Rate Access.

          a.     Founder Chain Inventory. On the Effective Date, TRAVELWEB is a party to a Preferred Distribution Agreement with each of the Founder Chains, pursuant to which TRAVELWEB accesses competitive rates and inventory for distribution and sale as Travel Inventory. During the Term, TRAVELWEB will not modify or amend the Preferred Distribution Agreement with any Founder Chain in a manner that would impair in any material respect TRAVELWEB's access to competitive rates and inventory.

          b.     Rate Access. TRAVELWEB will provide ORBITZ Travel Inventory at Marked-Up Rates equal to or better than the rates provided by TRAVELWEB to any Distribution Channel for substantially similar inventory.

          c.     No Additional Fees. TRAVELWEB will not include any additional fees (including, but not limited to cancellation fees and service fees) in the Marked-Up Rates provided to ORBITZ, or otherwise impose any such fees on ORBITZ Users, unless TRAVELWEB includes such fees in the Marked-Up Rates TRAVELWEB provides to all other Distribution Channels or imposes on users of all other Distribution Channels.

        VI.  Minimum Room Night Commitment. During the Term, ORBITZ shall guarantee the number of room nights booked from Travel Inventory on the ORBITZ Web Site during each of the calendar quarters as set forth in the table below (the "Room Night Commitment"). In the event the room nights booked from Travel Inventory on the ORBITZ Web Site in a calendar quarter are less than the Room Night Commitment for such calendar quarter, then within 30 days after the end of such calendar quarter, ORBITZ will compensate TRAVELWEB for such shortfall in room night bookings by paying TRAVELWEB an amount equal to the Room Night Commitment minus the actual number of room nights booked from Travel Inventory in the relevant calendar quarter, multiplied by nine dollars ($9) for calendar quarters ending in 2004 and ten dollars ($10) for calendar quarters ending in 2005 (the "Shortfall Payments"). However, if the Room Night Commitment is exceeded in any calendar quarter, the number by which the Room Night Commitment was exceeded (the "Excess Room Nights") shall be carried forward and added to the number of room nights actually booked from Travel Inventory in the next calendar quarter, for purposes of determining whether the Room Night Commitment was achieved in such next calendar quarter; provided, however, that Excess Room Nights shall never be carried forward more than one calendar quarter, or backwards to any previous calendar quarter. For illustration, if [***] room nights were booked from Travel Inventory in the calendar quarter ended June 30, 2004, then [***] Excess Room Nights ([***]) will be carried forward and added to the number of room nights actually booked from Travel Inventory in the calendar quarter ended September 30, 2004, for purposes of determining whether the [***] Room Night Commitment for the calendar quarter ended September 30, 2004 was achieved. In determining the number of Excess Room Nights for the calendar quarter ended September 30, 2004, if any, to be carried forward for the calendar quarter ended December 31, 2004, the [***] Excess Room Nights would not be counted. Subject to section 6.2.4 of Exhibit A, Shortfall Payments shall be the sole remedy for any failure to satisfy the Room Night Commitment.

CALENDAR QUARTER ENDED	MINIMUM NUMBER OF ROOM NIGHTS GUARANTEED TO BE BOOKED FROM TRAVEL INVENTORY DURING CALENDAR QUARTER
June 30, 2004	[***]
September 30, 2004	[***]
December 31, 2004	[***]
March 31, 2005	[***]
June 30, 2005	[***]
September 30, 2005	[***]
December 31, 2005	[***]

       VII.  Termination of Room Night Commitment. In the event ORBITZ terminates all land-only net rate hotel program on the ORBITZ Web Site, the Room Night Commitment (and liability for any Shortfall Payments with respect thereto) will simultaneously terminate upon notice to TRAVELWEB; provided, that once terminated, the ORBITZ land-only net rate hotel program will not be reinstated for at least one full calendar quarter following the date of termination. Upon reinstatement of the program, the Room Night Commitment will also be reinstated.

     VIII.  Joint Press Release. Following execution of this Agreement, the parties will issue a joint press release regarding this Agreement and the resolution of outstanding disputes between the parties, subject to the prior approval of each party, such approval not to be unreasonably withheld.

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        IX.  Conditional Nature of Agreement. This Agreement is conditioned on the execution and delivery of the Confidential Settlement Agreement and Mutual General Release between ORBITZ and TRAVELWEB attached hereto as Exhibit C. In addition, in the event any Founder Chain (a) declines to sign the Code of Conduct Letter (the form of which is attached hereto as Exhibit B) between such Founder Chain and ORBITZ or (b) provides TRAVELWEB with notice that the Founder Chain is no longer required to comply with its inventory obligations or otherwise fails to comply in any material respect with its inventory obligations set forth in the Preferred Distribution Agreement (any of the foregoing, a "Founder Breach"), then TRAVELWEB shall provide ORBITZ notice of the Founder Breach and as of the date of such Founder Breach, (i) the Founder Chain Obligation will be of no further force or effect with respect to such Founder Chain and (ii) the Room Night Commitment shall be ratably reduced to account for such Founder Chain as follows:

Founder Chain	Reduction to Room Night Commitment
Hilton	[***]%
Hyatt	[***]%
InterContinental	[***]%
Marriott	[***]%
Starwood	[***]%

          X.  Entire Agreement. This Agreement, together with the Exhibits attached hereto and incorporated by reference herein, constitutes the entire agreement between the parties with respect to the subject matter hereof and merges all prior and contemporaneous communications, and upon execution hereof, the Agreement entered into between TRAVELWEB (f/k/a Pegasus Solutions, Inc.) and ORBITZ as of January 7, 2002 shall, without any further action of the parties, be terminated and of no further force or effect.

        If TRAVELWEB is willing to enter into this Agreement on the terms and conditions stated herein, please so indicate by executing the enclosed copy of this letter by 5:00 PM Central on April 30, 2004; after which time ORBITZ's offer of the agreement set forth in this letter will be deemed withdrawn.

Very truly yours,

/s/ Kurt Weinsheimer

Kurt Weinsheimer
Vice President Hotels

Agreed and Accepted this
3rd day of May, 2004

TRAVELWEB, LLC

By:	/s/ JAYNNE ALLISON
Print Name:	Jaynne Allison
Title:	Acting COO and General Counsel

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EXHIBIT A

GENERAL TERMS AND CONDITIONS

1.     DEFINITIONS

         1.1  "Accommodation" means a lodging accommodation for a fixed number of nights on a pre-paid basis, with such other terms and conditions, including cancellation policy, as the hotel at which such lodging accommodation is to take place may determine, and which accommodation is presented to the guest in a Non-Opaque Manner and is subject to a rate other than a Packaged Rate or a Restricted Rate.

         1.2  "Affiliate" means, with respect to any entity, any other entity that directly or indirectly, controls, is controlled by, or is under common control with such entity. For purposes of this definition, "control" (including the terms "controlled by" and "under common control with") means the power, directly or indirectly, to direct or cause the direction of the management and policies of such entity, whether through the ownership of voting securities, by contract or otherwise.

         1.3  "Chain Marks" means any Participating Chain's trade names, trademarks, service marks, domain names and other visual representations thereof, including logos, designs, symbols, word marks, images, colors and color combinations, trade dress, characters and other publicity rights, or other indicia of ownership owned or used by such Participating Chain and provided to ORBITZ hereunder.

         1.4  "Change in Control" means the occurrence of any of the following events with respect to a party to this Agreement:

            (i)  an acquisition by any individual, entity or group, of beneficial ownership of 50% or more of either (1) the then outstanding equity interests of the party (the "Outstanding Interests") or (2) the combined voting power of the then outstanding voting interests of the party entitled to vote in the general election of directors (the "Voting Interests"); or

           (ii)  a reorganization, merger, consolidation or sale or other disposition of all or substantially all of the assets of the party (a "CIC Event").

Notwithstanding the provisions of this Section 1.4 above, a "Change of Control" will not include a transaction under subparagraph 1.4(i) above (an "Acquisition") or a CIC Event, if, after such Acquisition or CIC Event, the individuals and entities who are the beneficial owners, respectively, of the Outstanding Interests and the Voting Interests immediately prior to such Acquisition or CIC Event beneficially own, directly or indirectly, more than 50%, respectively, of the Outstanding Interests and the Voting Interests of the entity resulting from such Acquisition or CIC Event.

         1.5  "Confidential Information" shall have the meaning given such term in Section 11.1 of this Agreement.

         1.6  "Customer Data" means information regarding Users that is gathered during a Transaction.

         1.7  "Distribution Channel" means any online provider of travel products and/or services, including, but not limited to any web site owned or operated by TRAVELWEB or any web site owned or operated by any acquirer of Travelweb in a Change in Control.

         1.8  "Fixed Rate" means the rate charged by a hotel to a third party intermediary for Accommodations when the compensation to such third party intermediary is based upon the margin between such rate and the rate charged to the guest; provided that such intermediary is not the hotel's Participating Chain.

         1.9  "Founder Chain" means any of Six Continents Hotels, Inc., Hyatt Corporation, Marriott International, Inc., Hilton Hotels Corporation and Starwood Hotels and Resorts Worldwide, Inc. and

their respective Affiliates (but only to the extent an Affiliate is primarily engaged in operating hotels and specifically excluding any Distribution Channel that is an Affiliate of a hotel company), including hotels owned, managed, operated or franchised by one of the foregoing hotel companies under the brand names listed in Annex B, or any successor-in-interest to any of the foregoing hotel companies. All of the foregoing, shall collectively be referred to as the "Founder Chains".

       1.10  "Marked-Up Rate" means the rate charged by a third party for an Accommodation when the rate charged by the hotel is a Fixed Rate.

       1.11  "Net Paid Bookings" means the gross revenue received by TRAVELWEB for Reservations for which the applicable cancellation deadline has passed without cancellation, exclusive of taxes and other government charges, and net of discounts, refunds, credit card processing fees, and rebates. Net Paid Bookings shall not include any amounts due to a Participating Chain or Participating Property because of credit card fraud or bad debt.

       1.12  "Non-Opaque Manner" means the provision of information to a user concerning hotel lodging accommodations where the user is able to see the identity of the hotel prior to booking the accommodation.

       1.13  "ORBITZ Marks" means ORBITZ's trade names, trademarks, service marks, domain names and other visual representations thereof, including logos, designs, symbols, word marks, images, colors and color combinations, trade dress, characters and other publicity rights, or other indicia of ownership owned or used by ORBITZ.

       1.14  "ORBITZ Web Site" means the consumer-oriented Internet travel site located at the URL www.ORBITZ.com or any successor Internet site which primarily targets customers in the United States.

       1.15  "Packaged Rate" means the rate provided to a User for a lodging accommodation which requires the purchase of other products or services and for which the total price of the package on the date first offered for sale is higher than the highest price commercially available to the consumer of the lodging accommodation alone on such date. For clarity, the parties do not intend that such Packaged Rate shall serve as a means by which a Participating Chain is able to diminish its obligations under its Preferred Distribution Agreement.

       1.16  "Participating Chain" means any hotel company that has signed a Preferred Distribution Agreement (including any Founder Chain), and any successor-in-interest to any such company.

       1.17  "Participating Property" means any hotel that is a member of a Participating Chain, which provides lodging accommodations to be sold as Travel Inventory through the Travel Inventory Datafeed.

       1.18  "Preferred Distribution Agreement" means any distribution agreement entered into between TRAVELWEB and a hotel company whereby such hotel company provides Accommodations to Travelweb for use as Travel Inventory.

       1.19  "Property Marks" means any Participating Property's trade names, trademarks, service marks, domain names and other visual representations thereof, including logos, designs, symbols, word marks, images, colors and color combinations, trade dress, characters and other publicity rights, or other indicia of ownership owned or used by such Participating Property.

       1.20  "Regular Inventory" means lodging accommodations offered for sale by Participating Chains and Participating Properties that are not Travel Inventory.

       1.21  "Reservation" means a reserved Accommodation booked at a Marked-Up Rate utilizing the Travel Inventory Datafeed.

       1.22  "Restricted Rate" means a rate that is not generally available for purchase by the general public, including but not limited to corporate discounted rates, tour operator rates, group rates, meeting and incentive rates, or rates targeted to a select group of travelers such as a rate offered to members of a club, affinity program or other membership organization (e.g., AAA) where there is a good faith effort by the Participating Chain (or entity acting on behalf of the Participating Chain) to limit the availability of such rate to the targeted group.

       1.23  "Services" means the activities which TRAVELWEB undertakes to provide Travel Inventory to ORBITZ as set forth in Annex A..

       1.24  "Transmitted Customer Data" means those elements of Customer Data that are transmitted by ORBITZ to TRAVELWEB in connection with this Agreement.

       1.25  "Transaction" means the electronic booking of a Reservation that occurs when a User hits the "Buy" button and supplies valid credit card information, whether accomplished by means of the Internet, email, broadband, Internet II, wireless and handheld devices, cell phones browser or digital appliances or other digital interactive means, networks, devices or transmissions (whether existing now or in the future).

       1.26  "Travel Inventory" means Accommodations offered for sale by TRAVELWEB pursuant to a Preferred Distribution Agreement at a Marked-Up Rate.

       1.27  "Travel Inventory Datafeed" means the XML datafeed transmitted from TRAVELWEB to ORBITZ containing available Travel Inventory for display on the ORBITZ Web Site which will allow a User to effectuate a Transaction.

       1.28  "User" means any individual or entity that effectuates Transactions during the Term.

       1.29  "Web Confirmation Page" means a page view displayed immediately following the completion of a Transaction that confirms such Transaction.

2.     CONFIRMATIONS AND REPORTING.

         2.1  Confirmations. TRAVELWEB will transmit to ORBITZ confirmations for all Transactions, which ORBITZ shall promptly display on a Web Confirmation Page. The parties shall use commercially reasonable efforts to seamlessly transfer the details of Transactions between TRAVELWEB and the ORBITZ Web Site so that Users may view their Transactions on a real-time basis on the ORBITZ Web Site.

         2.2  TRAVELWEB Reporting. TRAVELWEB shall provide ORBITZ with monthly reports that set forth, at a minimum, the number of Transactions, the Net Paid Bookings and the amount of Transaction Fees due to ORBITZ during the applicable month.

         2.3  Reporting and Cooperation. ORBITZ will use reasonable commercial efforts to provide TRAVELWEB, at TRAVELWEB's reasonable request, with (i) reports and information relating to the offering for sale of Travel Inventory on the ORBITZ Web Site, such as Transactions data and trends (e.g., booking activity, purchasing volume by time periods, and (ii) reasonable cooperation to facilitate tracking and reporting by TRAVELWEB to Participating Chains with respect to Travel Inventory (e.g., booking source identification); provided, that ORBITZ is not required to incur additional costs in connection therewith.

3.     LICENSE RIGHTS

        During the Term, TRAVELWEB grants to ORBITZ, a limited, non-exclusive, worldwide, royalty-free right and license to (i) use and display the Travel Inventory available from the Travel Inventory Datafeed on the ORBITZ Web Site pursuant to Section III above, and (ii) use any

TRAVELWEB logos and other images and materials ("TRAVELWEB Marks"), Chain Marks, and Property Marks which TRAVELWEB provides to ORBITZ hereunder solely for the purpose of identifying TRAVELWEB, the Participating Chains, and the Participating Properties in ORBITZ's promotional materials; provided, however, that ORBITZ's right to use any Chain Marks or Property Marks shall be subject in all respects to the terms of the licenses pursuant to which the applicable Participating Chain or Participating Property granted to TRAVELWEB the right to use or sublicense the use of such Chain Marks or Property Marks, as the case may be. In any event, ORBITZ agrees not to use the Chain Marks and Property Marks in any manner that could reasonably be expected to have an adverse impact on the goodwill attached to such marks. In such circumstances, TRAVELWEB shall have the right to require ORBITZ to cease or to modify any particular use. ORBITZ acknowledges that the TRAVELWEB Marks, Chain Marks and Property Marks are owned by TRAVELWEB, the Participating Chains and the Participating Properties respectively and their use by ORBITZ in connection with this Agreement inures to the benefit of TRAVELWEB, the Participating Chains and the Participating Properties respectively. TRAVELWEB, the Participating Chains and the Participating Properties retain all right, title and interest therein and nothing in this Agreement grants any ownership interest therein to ORBITZ. Notwithstanding anything in this Agreement to the contrary, and subject to any direct rights to use Chain Marks or Property Marks, to the extent ORBITZ wishes to use the Chain Marks and the Property Marks on promotional materials separate from the ORBITZ Web Site, ORBITZ shall provide such promotional materials to TRAVELWEB so that it can obtain the review and approval of the Participating Chains and/or Participating Properties, which approval shall be a pre-requisite for such use by ORBITZ.

4.     OWNERSHIP

         4.1  TRAVELWEB Ownership. TRAVELWEB shall own all right, title and interest, including without limitation all copyrights, patents, trademarks, trade secrets and other intellectual property rights, in and to all versions of the Travel Inventory Datafeed, exclusive of the ORBITZ Marks, and nothing contained in this Agreement shall be deemed to transfer any such right, title or interest to ORBITZ.

         4.2  ORBITZ Ownership. ORBITZ shall own all right, title and interest, including all copyrights, patents, trademarks, trade secrets and other intellectual property rights, in and to the ORBITZ Web Site and the ORBITZ Marks.

         4.3  Participating Entity Ownership. Each Participating Chain and Participating Property shall own all right, title and interest, including without limitation all copyrights, patents, trademarks, trade secrets and other intellectual property rights, in and to its respective Chain Marks or Property Marks.

         4.4  Ownership of Users and Customer Data.

           (a)  Users and Customer Data. Except as set forth in Section 4.4(b), Customer Data shall be considered proprietary information of ORBITZ. TRAVELWEB agrees not to use any Customer Data, except as specifically permitted by this Agreement. TRAVELWEB agrees that all ORBITZ terms and conditions, rules, policies and operating procedures, including, but not limited to, policies relating to the use of customer personally identifying information will apply to Customer Data, and TRAVELWEB agrees not to sell, rent or otherwise transfer such Customer Data to third parties except as reasonably necessary to perform its obligations under the terms of this Agreement. Notwithstanding the foregoing, Participating Chains and Participating Properties may use User information which is collected directly by such Participating Property or Participating Chain.

           (b)  Transmitted Customer Data. Transmitted Customer Data relating to each Transaction shall be considered proprietary information of ORBITZ and TRAVELWEB, and all right, title and interest in such Transmitted Customer Data is jointly owned by such parties. TRAVELWEB agrees that during the term of this Agreement and thereafter, TRAVELWEB will (i) use such Transmitted Customer Data only as necessary to perform its obligations under this Agreement; and (ii) maintain such Transmitted Customer Data in strict confidence in accordance with the provisions of Section 11 of this Agreement. In no event may any Transmitted Customer Data be disclosed to third parties other than the applicable Participating Chain or Participating Property by ORBITZ or TRAVELWEB if such disclosure would violate either TRAVELWEB's or ORBITZ's policies regarding the protection of customer privacy. Notwithstanding anything to the contrary contained herein, TRAVELWEB shall have the further right to grant unrestricted ownership rights in and to Transmitted Customer Data to the Participating Chain and Participating Property that are the subjects of the Transaction to which such Transmitted Customer Data relates.

           (c)  Use by TRAVELWEB. Subject to ORBITZ's prior written approval, which approval shall not be unreasonably withheld, TRAVELWEB may use and disclose aggregated, statistical or trend data derived from Transactions on the ORBITZ Web Site, provided that the details of any individual Transaction (including the identity of any User) and the identities of individual Participating Chains or Participating Hotels are not identifiable or reasonably ascertainable from such disclosed data (all such data, the "ORBITZ Transaction Data"). . The ORBITZ Transaction Data shall be considered "Confidential Information" subject to Section 11 of this Agreement. ORBITZ Transaction Data may be disclosed to TRAVELWEB's Representatives in accordance with Section 11 without prior written approval from ORBITZ.

5.     PAYMENTS

        Within thirty (30) days after the end of each month during the Term with respect to which TRAVELWEB owes ORBITZ any Transaction Fees, TRAVELWEB shall furnish ORBITZ with a statement together with payment for any Transaction Fees shown thereby to be due to ORBITZ. The statement shall contain information clearly demonstrating how the payment was computed, and shall at a minimum include Net Paid Bookings, projected Net Paid Bookings for Reservations for which the applicable cancellation deadline has not passed, and number of Transactions. TRAVELWEB shall remit all payments owed to ORBITZ herein to ORBITZ's address set forth in Section 13.3 (Notices).

6.     TERMINATION.

         6.1  Termination. Either party shall have the right to terminate this Agreement at anytime, upon thirty (30) days prior written notice to the other party, if

          6.1.1  Such other party materially fails to perform or comply with this Agreement and fails to remedy the default within the 30 day period following written notice; or

          6.1.2  Such other party goes into voluntary or involuntary liquidation, is declared insolvent either in bankruptcy or other legal proceedings, or becomes party to an agreement with creditors due to such party's failure or inability to pay debts as they fall due, or has a receiver appointed over the whole or part of such party's business; or

          6.1.3  The right to terminate this Agreement pursuant to this Section 6.1 is not an exclusive right and is in addition to any other rights and remedies provided by law or this Agreement.

         6.2  Effect of Termination.

          6.2.1  Upon termination or expiration of this Agreement for any reason, TRAVELWEB shall immediately remove any ORBITZ logo link from any TRAVELWEB-owned or operated web site and cease any use of any and all ORBITZ Marks pursuant to this Agreement,

          6.2.2  Upon termination or expiration of this Agreement for any reason, ORBITZ shall immediately cease any use of any and all TRAVELWEB Marks and any Chain Marks and/or Property Marks licensed or sub-licensed to ORBITZ pursuant to this Agreement,

          6.2.3  Upon termination or expiration of this Agreement for any reason, TRAVELWEB shall pay Transaction Fees to ORBITZ as set forth herein with respect to all Net Paid Bookings for which the Reservation related thereto is made prior to the date of termination, even if the applicable cancellation deadline related to such Net Paid Booking does not pass until after such termination date, and

          6.2.4  In the event that ORBITZ materially fails to perform or comply with this Agreement and fails to remedy the default within the 30 day period following written notice from TRAVELWEB and TRAVELWEB exercises its right to terminate as set forth in Section 6.1 above, ORBITZ shall pay TRAVELWEB an amount equal to the aggregate Shortfall Payments with respect to all calendar quarters between the date of such termination and December 31, 2005.

          6.2.5  The following provisions shall survive termination of this Agreement: IV (Transaction Fees)(with respect to amounts due but unpaid as of the effective date of the termination, IX (Settlement and Release of Claims), 1 (Definitions), 4 (Ownership), 5 (Payment), 6 (Termination), 8 (Limitation on Warranty), 9 (Indemnification), 10 (Limitation of Liability), 11 (Confidentiality; Media Communications), 12 (Audit) and 13 (General).

7.    REPRESENTATIONS AND WARRANTIES.  Each party hereby represents and warrants as follows:

         7.1  Corporate Power. Such party is duly organized and validly existing under the laws of the state of its incorporation and has full corporate power and authority to enter into this Agreement and to carry out the provisions hereof.

         7.2  Due Authorization. Such party is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder.

         7.3  Binding Agreement. To such party's knowledge, this Agreement is a legal and valid obligation binding upon it and enforceable with its terms. The execution, delivery and performance of this Agreement by such party does not conflict with any agreement, instrument or understanding, oral or written, to which it is a party or by which it may be bound, nor, to such party's knowledge, violate any law or regulation of any court, governmental body or administrative or other agency having jurisdiction over it.

         7.4  Logos and Trademarks. To such party's knowledge, such party has the full and exclusive right to grant or otherwise permit the other party to use the trademarks, logos and trade names as set forth in this Agreement, and that it is aware of no claims by any third parties adverse to any of such trademarks, logos and trade names.

8.     LIMITATION OF WARRANTY

        EXCEPT AS EXPRESSLY SET FORTH IN THIS AGREEMENT, NEITHER PARTY MAKES, AND EACH PARTY HEREBY DISCLAIMS, ANY INDEMNITIES, WARRANTIES, GUARANTEES, OR REPRESENTATIONS OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING, WITHOUT LIMITATION, ANY WARRANTY OF MERCHANTABILITY OR FITNESS FOR A PARTICULAR PURPOSE.

9.     INDEMNIFICATION

         9.1  Mutual Indemnities. Each party agrees to indemnify, defend, and hold harmless the other party and its successors, assigns, affiliates, directors, members, managers, officers, employees, and agents from and against any and all claims, actions, damages, liabilities, costs and expenses, including reasonable attorneys' fees and expenses, arising out of any third party claim related to:

           (a)  Any death or personal injury, or any destruction of or damage to any real or tangible personal property, alleged to have been caused by or on behalf of the indemnifying party or its employees or agents.

           (b)  Any infringement of a letters patent, a trade secret, or any copyright, trademark, service mark, trade name or similar proprietary rights conferred by statute, by common law, or by contract alleged to have occurred as a result of rights conveyed, materials provided, or work performed by or on behalf of the indemnifying party; provided, however, that the indemnifying party shall have no liability for any claim of infringement if: (i) the indemnified party is not using the latest version of any intellectual property provided by the indemnifying party ("Current Release"), to the extent such claimed infringement would have been avoided by use of the Current Release, (ii) indemnified party is using a form of materials that has been modified by someone other than the indemnifying party from those initially provided by the indemnifying party to the extent such claimed infringement would have been avoided by use of an unmodified form of such materials, or (iii) the allegedly infringing materials have been combined, operated, or used with products or data not supplied by the indemnifying party, to the extent such claimed infringement would have been avoided by the use of such materials without such products or data.

           (c)  Any use of Customer Data other than as permitted by this Agreement.

         9.2  Indemnification Procedures. Any party claiming indemnification pursuant to this Agreement will give the indemnifying party prompt written notice of any matters with respect to which this indemnity may apply, will give the indemnifying party full opportunity to control the response thereto and the defense thereof, and will provide reasonable cooperation and assistance in connection with the defense and/or settlement of the claim. However, the indemnified party may, at its own expense, participate in such defense and in any settlement discussions, either directly or through counsel of its choice.

         9.3  Intellectual Property Remedies. In the event of a claim that any TRAVELWEB product infringes the intellectual property rights of any third party, and in addition to all other obligations of TRAVELWEB in this Section 9, TRAVELWEB shall at its option and expense (a) procure for ORBITZ the right to continue use of such infringing products or services, or any component thereof; or (b) replace or modify the same with non-infringing products or services reasonably satisfactory to ORBITZ.

10.   LIMITATION OF LIABILITY.

        EXCEPT FOR THE OBLIGATIONS SET FORTH IN SECTION 9 (INDEMNIFICATION) AND CLAIMS ARISING UNDER SECTION 11 (CONFIDENTIALITY), BOTH PARTIES AGREE THAT NEITHER PARTY WILL BE LIABLE FOR ANY SPECIAL, INDIRECT, INCIDENTAL, OR CONSEQUENTIAL DAMAGES (INCLUDING BUT NOT LIMITED TO SUCH DAMAGES ARISING FROM BREACH OF CONTRACT OR WARRANTY OR FROM NEGLIGENCE OR STRICT LIABILITY), OR FOR INTERRUPTED COMMUNICATIONS, LOST BUSINESS, LOST DATA OR LOST PROFITS, ARISING OUT OF OR IN CONNECTION WITH THIS AGREEMENT, EVEN IF SUCH PARTY HAS BEEN ADVISED OF (OR KNOWS OR SHOULD KNOW OF) THE POSSIBILITY OF SUCH DAMAGES. EXCEPT FOR THE OBLIGATIONS SET FORTH IN SECTION 9 (INDEMNIFICATION) AND CLAIMS ARISING UNDER SECTION 11 (CONFIDENTIALITY), UNDER NO CIRCUMSTANCES SHALL EITHER PARTY, ITS

AFFILIATES, OR RELATED COMPANIES BE LIABLE TO THE OTHER PARTY FOR AN AMOUNT GREATER THAN THE MAXIMUM AGGREGATE AMOUNT OF SHORTFALL PAYMENTS THAT COULD BECOME DUE UNDER SECTION VI OF THIS AGREEMENT, FROM THE DATE THE LIABILITY AROSE THROUGH DECEMBER 31, 2005.

11.   CONFIDENTIALITY; MEDIA COMMUNICATIONS

       11.1  Confidentiality.

           (a)  "Confidential Information" is any information concerning any of the parties hereto (whether prepared by a party, its advisors or otherwise) or the performance of this Agreement which is or has been previously furnished to any party receiving such information (the "Receiving Party") by or on behalf of a party in connection with the subject matter of this Agreement, including, but not limited to, any financial data, notes, summaries, reports, analyses or other materials derived in whole or in part from such information, and, if in writing, is either clearly marked "confidential" or the like or is otherwise identified to the Receiving Party to be non-public and confidential, or which the Receiving Party would reasonably expect to be considered confidential and non-public; provided, that notwithstanding any failure to so identify it, all financial reports, business plans, information regarding volumes or projections of a party or any information provided or discussed during a meeting of the parties in connection with the subject matter of this Agreement will be deemed to be Confidential Information. Further, any information pertaining to any of the Participating Chains or Participating Properties, other than information contained in the Travel Inventory Datafeed or information provided to ORBITZ by any party other than TRAVELWEB, shall be deemed the Confidential Information of TRAVELWEB. The term "Confidential Information" does not include information which (i) is already in the possession of a Receiving Party prior to disclosure by the party disclosing such information (the "Disclosing Party"), provided that such information is not known by such Receiving Party to be subject to another confidentiality agreement with or other obligation of secrecy to the Disclosing Party or another party, or (ii) becomes generally available to the public other than as a result of a disclosure by a Receiving Party, its employees, agents or advisors, or (iii) becomes available to a party from a source other than the Disclosing Party or its advisors, provided that such source is not known to be bound by a confidentiality agreement with or other obligation of secrecy to such Disclosing Party with respect to such information, or (iv) which may be used or disclosed by any party pursuant to the express provisions of this Agreement.

           (b)  Each party hereby agrees that the Confidential Information will be used solely in connection with the performance of this Agreement, and that Confidential Information will be kept confidential by each party; provided, however, that (i) any such information may be disclosed to a Receiving Party's partners, employees, officers, directors, advisors and the representatives of its advisors (collectively, "Representatives") who are involved in the negotiation or performance of this Agreement and need to know such information for the purpose of evaluating issues relating to this Agreement (it being understood that a Receiving Party's Representatives shall be informed by the Receiving Party of the confidential nature of such information and shall be directed by the Receiving Party to treat such information confidentially), (ii) Confidential Information may be disclosed pursuant to subsection (c) below, and (iii) any disclosure of Confidential Information may be made to which the Disclosing Party consents in writing.

           (c)  Each party agrees to be responsible for any breach of this Agreement by its Representatives. If any Receiving Party or any of its Representatives are requested or required (by deposition, interrogatory, request for documents, subpoena, civil investigative demand or similar process) to disclose any of the Confidential Information, it shall provide the Disclosing Party with prompt prior written notice of such requirement so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the terms of this Agreement. If such protective order or other remedy is not obtained or such Disclosing Party waives compliance with the terms hereof, the Receiving Party agrees to furnish only that portion of the Confidential Information which Receiving Party is advised by its counsel is legally required and to exercise its reasonable efforts to obtain assurances that confidential treatment will be accorded such Confidential Information.

           (d)  In addition, without the prior written consent of each other party, each party agrees not to, and will direct its Representatives not to, disclose to any person any of the terms, conditions or other facts with respect to the terms of this Agreement, except (i) to confirm that such party is a party to this Agreement, and (ii) as may be necessary or advisable, in confidential communications with third parties, in order to proceed with the obligations of either party pursuant to this Agreement.

           (e)  Each party agrees that the other party shall be entitled to equitable relief, including injunction, in the event of any breach of the provisions of this Agreement and that each party shall not raise as a defense or an objection to the request for or granting of such relief that any breach of the provisions of this Agreement is or would be compensable by an award of monetary damages.

            (f)  No party nor any of their Representatives have made or make any representation or warranty as to the accuracy or completeness of the Confidential Information. No party nor any of its Representatives shall have any liability to any party or any of its Representatives resulting from the use of the Confidential Information.

       11.2  Each party will submit to the other party, for its prior written approval, any marketing, advertising, or other promotional materials related to this Agreement and/or referencing the other party and/or its web site, trade names, trademarks and service marks (the "Promotional Materials"). Once approved, the Promotional Materials may be used by a party for the purpose of promoting the services provided under this Agreement, and the content contained therein can be used for such purpose until such approval is withdrawn with reasonable prior notice. In the event such approval is withdrawn, existing inventories of Promotional Materials may be depleted.

12.   AUDIT

        Each of ORBITZ and TRAVELWEB will maintain complete and accurate files, books and records with respect to the Transaction Fees and the reports required under this Agreement for a period of not less than two (2) years following the effective date of termination or expiration of this Agreement. Each of ORBITZ and TRAVELWEB agrees to allow a mutually acceptable independent certified public accountant to audit and analyze its records relating to such Transaction Fees or reports, provided that such auditor agrees in advance to maintain all information obtained during such audit in confidence pursuant to a written agreement that provides no less protection of such information than the terms of Section 11 of this Agreement. All information received by either party and/or its auditor in connection with an audit hereunder shall be deemed Confidential Information subject to the confidentiality provisions of this Agreement. The expense of any such audit shall be borne by the party requesting the audit. Any such audit will be permitted by ORBITZ or TRAVELWEB within thirty (30) days of the other party's written request, during normal business hours and at times mutually agreed upon by the parties. If, upon completion of an audit, the party that requested such audit reasonably determines that there are discrepancies in the reports provided by the audited party under this Agreement, the parties shall engage in good faith discussions with each other regarding such discrepancies. If such discrepancies are valid, as determined in good faith by the audited party, then the audited party shall take such actions as are necessary to correct such discrepancies and to make any payments to the other party that are based on such discrepancies. Any audit of a party will be made no more than once during any twelve (12) month period, and will not unreasonably interfere with the audited party's business activities.

13.   GENERAL

       13.1  Governing Law; Venue. This Agreement shall be construed and controlled by the laws of the State of Illinois, and each party further consents to jurisdiction by the state and federal courts sitting in the City of Chicago, Illinois. Process may be served on either party by U.S. Mail, postage prepaid, certified or registered, return receipt requested, or by such other method as is authorized by law.

       13.2  Force Majeure. If the performance of this Agreement or any obligation hereunder is prevented, restricted or interfered with by acts of God, civil or military authority, war, riots, strikes, fire, or any similar act or condition beyond the reasonable control of the affected party and which such party is unable to overcome by the exercise of reasonable diligence, the party so affected, upon giving prompt notice to the other party, shall be excused from such performance to the extent that it is necessarily prevented, restricted or interfered during the continuation of any such act or condition and the time for performance shall be extended, except for the making of Shortfall Payments that have accrued as of the date of such force majeure event and Transaction Fee payments hereunder, for the period of delay or inability to perform due to the occurrence of such act or condition.

       13.3  Notices; Requests. All notices and requests in connection with this Agreement shall be deemed given as of the day they are (a) deposited in the U.S. mails, postage prepaid, certified or registered, return receipt requested; or (b) sent by overnight courier, charges prepaid, with a confirming fax; to the following address. Either party may change such address at any time by written notice to the other party.

  If to ORBITZ:

    ORBITZ, LLC
    200 South Wacker Drive, Suite 1900
    Chicago, IL 60606
    Attn: General Counsel
    Fax: 312-894-5001
    Phone: 312-894-5000

  If to TRAVELWEB:

    TRAVELWEB, LLC
    2777 Stemmons Freeway, Suite 675
    Dallas, TX 75207
    Attn: General Counsel
    Fax: 214-424-8431
    Phone: 214-424-8459

       13.4  Assignment.

           (a)  Neither party may assign this Agreement, or any portion thereof, to any third party unless the other party expressly consents to such assignment in writing.

           (c)  All terms and provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and each of their permitted transferees, successors and assigns.

       13.5  Severability. In the event that any provision of this Agreement is found invalid or unenforceable pursuant to judicial decree or decision, the remainder of this Agreement shall remain valid and enforceable according to its terms. The parties intend that the provisions of this Agreement be enforced to the fullest extent permitted by applicable law. Accordingly, the parties agree that if any provisions are deemed not enforceable, they shall be deemed modified to the extent necessary to make them enforceable.

       13.6  Modification; No Offer. This Agreement shall not be modified except by a written agreement dated subsequent hereto signed on behalf of each party by its duly authorized representatives. Neither this Agreement nor any written or oral statements related hereto constitute an offer, and this Agreement shall not be legally binding until executed by both parties hereto.

       13.7  Binding Effect. Subject to the limitations set forth herein, this Agreement will inure to the benefit of and be binding upon the parties, their successors, administrators, heirs, and permitted assigns.

ANNEX A

SERVICES & FUNCTIONALITY

        TRAVELWEB shall provide the following Services:

        A.    Operation and maintenance of the Travel Inventory Datafeed, in accordance with the following specifications, for use by Users via the ORBITZ Web Site:

  1.
  Database. TRAVELWEB will provide ORBITZ with access to a database identifying Participating Properties. All updates to such database will be provided to ORBITZ through a nightly automated batch processing service, and will include all property information and images loaded into such database.

  2.
  Hotel Rates and Availability. TRAVELWEB will provide ORBITZ with access to real-time rate and availability data relating to Participating Properties and will provide ORBITZ with the ability to search across Participating Properties with respect to rates and availability. Functionality provided by TRAVELWEB to ORBITZ will include the ability to search and display Marked-Up Rates, room categories and availability status with respect to Travel Inventory.

  3.
  Reservation Function. TRAVELWEB will maintain functionality to allow Users to make real-time Reservations and cancellations thereof. Each confirmation of a Transaction transmitted by TRAVELWEB to ORBITZ will include a confirmation number.

  4.
  Merchant Processing. TRAVELWEB will transmit for processing, on a real-time, secure basis, online credit card charges authorized by Users purchasing Transactions on ORBITZ. TRAVELWEB will manage all aspects of the implementation, development and support of such processing and will provide mutually-agreed upon support to ORBITZ Customer Services for the purpose of resolving issues associated with such processing.

  5.
  Modifications. TRAVELWEB will enable functionality to allow Users to make real-time modifications of Reservations (including addition or reduction of room nights or guest rooms) to the extent such functionality is available to TRAVELWEB.

ANNEX B

BRAND	CHAIN
Doubletree Hotels	Hilton
Embassy Suites	Hilton
Homewood Suites	Hilton
Hilton	Hilton
Hampton Inns	Hilton
Hilton Garden Inns	Hilton
Hyatt	Hyatt
Renaissance	Marriott
Courtyard	Marriott
Marriott Conference Centers	Marriott
Fairfield	Marriott
Marriott Vacation Club	Marriott
Marriott	Marriott
Ramada International	Marriott
Residence	Marriott
Ritz Carlton	Marriott
TownePlace	Marriott
Springhill Suites	Marriott
Crowne Plaza	Six Continents
Holiday Inn Hotels & Resorts	Six Continents
Intercontinental	Six Continents
Staybridge Suites	Six Continents
Candlewood Suites	Six Continents
Global Connections	Starwood
Sheraton	Starwood
W Hotels	Starwood
Westin	Starwood
Four Points	Starwood
St. Regis	Starwood
Luxury Collection	Starwood

EXHIBIT B

FORM OF CODE OF CONDUCT LETTER

April 29, 2004

VIA FEDERAL EXPRESS AND FAX

[Hotel]

  Re:
  Code of Conduct for Solicitation of Net Rate Inventory Agreements

Dear                        :

        Orbitz hereby agrees that during the term of the Letter Agreement by and between Orbitz, LLC and Travelweb, LLC regarding the provision of net rate inventory executed as of April     , 2004 (the "Letter Agreement") (i) Orbitz will not directly or indirectly solicit properties owned, operated or franchised by [Hotel] (each, a "Hotel Property") to enter into an agreement to participate in the [***] program, whereby such Hotel Property provides [***] (ii) Orbitz will not discourage any Hotel Property from participating in the [***] program, and (iii) if any Hotel Property contacts Orbitz directly and desires to participate in the [***] program, Orbitz will not enter into a [***] agreement with such Hotel Property without Hotel's concurrence. Nothing herein shall prohibit Orbitz from entering into agreements with Hotel or any Hotel Property for the provision of net rate package product inventory (hotel packaged with a rental car or hotel packaged with an airline ticket reservation).

        [Hotel] hereby agrees to provide TRAVELWEB, on behalf of ORBITZ with room night availability at [Hotel's] participating properties in a manner consistent with ORBITZ's historic chain production with TRAVELWEB.

        If you are in agreement with the foregoing, please sign and return a copy of this letter to my attention no later than 5:00 pm CST on April 30, 2004, after which time this letter will be deemed withdrawn.

Very truly yours,

Kurt Weinsheimer
Vice President Hotels

Agreed and Accepted this
            day of April, 2004

[Hotel]

By:
Print Name:
Title:

***
Certain information on this page has been omitted and filed separately with the Commission. Confidential treatment has been requested with respect to the omitted portions.

EXHIBIT C

CONFIDENTIAL SETTLEMENT AGREEMENT AND MUTUAL GENERAL RELEASE

        This Confidential Settlement Agreement and General Release ("Agreement") is made this        day of May, 2004 ("Effective Date") by and between Travelweb, LLC ("Travelweb") and Orbitz, LLC and Orbitz, Inc. (collectively "Orbitz") (collectively, "the Parties").

Recitals and Representations

        WHEREAS, on October 9, 2003, Travelweb filed a Verified Complaint for Declaratory Judgment and Other Relief in the Circuit Court of Cook County, Illinois, entitled Travelweb, LLC v. Orbitz, LLC, No. 03 CH 16894 (the "Litigation");

        WHEREAS, on October 24, 2003, Orbitz filed counterclaims against Travelweb (the "Counterclaim");

        WHEREAS, Travelweb and Orbitz deny liability as to each and every one of the claims made by the other against them;

        WHEREAS, on March 31, 2004, the Court entered a Memorandum Opinion, granting Travelweb a preliminary injunction against Orbitz;

        WHEREAS, no finding has been made on the ultimate merits of the Litigation or the Counterclaim;

        WHEREAS, the Parties desire to settle all potential and actual outstanding issues between them, whether the subject of the Litigation, the Counterclaim or otherwise, on a confidential and amicable basis on the terms and conditions stated in this Agreement;

Agreement and Mutual Release

        NOW, THEREFORE, Travelweb and Orbitz hereby agree as follows:

           1.  Incorporation. The recitals and representations set forth above are incorporated herein.

           2.  Mutual General Release. For value received and other good and valuable consideration, the receipt and sufficiency of which is hereby acknowledged by all Parties, the Parties hereby agree: (a) from and after the Effective Date of this Agreement, the Parties, for themselves and each and all of their respective past, present, and future partners, members, predecessors-in-interest, parents, subsidiaries, officers, directors, shareholders, affiliates, employees, representatives, agents, attorneys, administrators, insurers, beneficiaries, successors, assigns, and guarantors thereof, do hereby forever remise, release, discharge, acquit, and covenant not to sue one another and each and all of their respective past, present, and future partners, members, predecessors-in-interest, parents, subsidiaries, officers, directors, shareholders, affiliates, employees, representatives, agents, attorneys, administrators, insurers, beneficiaries, successors, assigns and guarantors thereof, from and against any and all past or present claims, actions, causes of action, suits, debts, sums of money, judgment, accounts, agreements, promises, demands, fines, damages, liabilities, penalties, sanctions, costs, expenses or attorneys' fees, of any nature whatsoever, whether in law or equity, or any other form, whether any of the foregoing is known or unknown, asserted or unasserted, foreseen or unforeseen, contingent, actual, liquidated or unliquidated, arising or relating to any period of time prior to the Effective Date of this Agreement (collectively, the "Claims"), provided, however that expressly excluded from this release are any and all claims to enforce any rights or remedies under this Agreement; and (b) the foregoing release, when pleaded, shall be and constitute a complete defense to any proceeding of any kind that violates its terms.

           3.  Dismissal of Litigation and Counterclaims. Within 5 days of the execution of this Agreement, Travelweb and Orbitz shall, in a manner consistent with the accompanying Stipulation To Dismiss and Dissolve Preliminary Injunction attached hereto as Exhibit A, dismiss the Litigation and Counterclaim with prejudice, with each party to bear its own costs and attorneys' fees,

           4.  No Assignment. Travelweb and Orbitz warrant and represent that they have never made nor suffered to be made any assignment or transfer of any right, claim, demand, or cause of action covered by this Agreement and that they are the sole and absolute and equitable owners of all thereof.

           5.  No Admissions. Travelweb and Orbitz agree that this is a compromised settlement which is not, in any respect or for any purpose, to be deemed or construed to be an admission or concession of fault, liability, or wrongdoing whatsoever on the part of the other, such fault, liability or wrongdoing having been expressly denied.

           6.  Binding Agreement. This Agreement shall be binding upon and inure to the benefit of Travelweb and Orbitz and their respective successors-in-interest.

           7.  No Other Agreement. The Parties warrant and represent that, with the exception of the Letter Agreement dated April 30, 2004 and as specifically set forth herein, there is no other agreement among them relating to the subject matter hereof, that (a) neither of them has relied upon any representation, disclosure or nondisclosure by or on behalf of anyone other than their own respective counsel, as to the meaning, terms or effect of this Agreement, and (b) no such representation or disclosure has been made.

           8.  Binding Effect. Each of the Parties has been represented by counsel of its own choice in connection with the initiation, negotiation, preparation, execution and delivery of this Agreement and each of them has entered into the same freely and voluntarily without coercion, duress or undue influence of any kind or nature.

           9.  Attorney Fees. Each of the Parties agrees to bear their own costs, legal or otherwise, in connection with the negotiation, preparation, execution and implementation of this Agreement.

         10.  Confidentiality. Notwithstanding any other provisions in this Agreement, the Parties agree that the negotiations, terms and existence of this Agreement (and the settlement negotiations prior to the execution of this Agreement) are and shall remain strictly confidential and shall not be made public or discussed with or disclosed to any person other than the Parties to this Agreement, and their respective officers, directors, members, managers, attorneys and/or accountants except (a) with the prior written consent and approval of all Parties to this Agreement, (b) pursuant to an order of a court of competent jurisdiction, (c) to comply with any statute, regulation, law or ordinance or (d) in any action to enforce the terms of this Agreement.

         11.  Severability. If any term, provision, covenant, condition, paragraph or subparagraph of this Agreement is held by a court of competent jurisdiction to be invalid, void or unenforceable, the rest of this Agreement shall be deemed severable therefrom, and shall remain in full force and effect and shall in no way be affected, impaired or invalidated thereby.

         12.  Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed an original for all purposes.

         13.  Governing Law and Venue. This Agreement, its construction, validity, and enforceability, and all rights and obligations hereunder, shall be construed and controlled by the laws of the State of Illinois and the parties hereby expressly consent to the jurisdiction and venue of any such court for any such issue. Any action to enforce or interpret this Agreement, or for declaratory relief with respect thereto, including, without limitation, an action for breach of this Agreement, shall be brought in a state or federal court of competent jurisdiction sitting in the City of Chicago, Illinois.

         14.  Protective Order. The Parties agree that all documents received from the other Party in discovery and marked "Confidential" or "Highly Confidential" under the Protective Order entered in the Litigation, and all copies of said received "Confidential" or "Highly Confidential" documents, shall be destroyed within 30 days of the date of the execution of this Agreement. Nothing in this Agreement shall relieve the Parties of any duties to maintain the confidentiality of, and to restrict the use of, any such documents.

TRAVELWEB, LLC	ORBITZ, LLC
By:	By:

Its:	Its:

SUBSCRIBED and SWORN to before me this day of April, 2004.	SUBSCRIBED and SWORN to before me this day of April, 2004.
Notary Public	Notary Public